Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

May 1, 2007

CONTACT:

John Erickson, Chief Financial Officer—(301) 951-6122

Tom McHale, Senior Vice President, Finance—(301) 951-6122

AMERICAN CAPITAL INCREASES Q2 DIVIDEND 11% TO $0.91

REPORTS $0.75 NOI AND $0.88 EARNINGS PER BASIC SHARE IN Q1 2007

Bethesda, MD – May 1, 2007 – American Capital Strategies Ltd. (NASDAQ: ACAS) announced today its second quarter 2007 dividend and its results for the first quarter of 2007.

SECOND QUARTER 2007 DIVIDEND DECLARATION

American Capital’s Board of Directors has declared a second quarter 2007 regular dividend of $0.91 per share to record holders as of June 11, 2007, payable on July 2, 2007. This is an 11% increase over the second quarter 2006 dividend of $0.82 per share. American Capital has paid a total of $1.6 billion in dividends and paid or declared dividends of $24.24 per share since its August 1997 IPO at $15.00 per share.

2007 DIVIDEND GUIDANCE

American Capital is forecasting total 2007 dividends of $3.68 per share to be paid from ordinary taxable income earned in 2007. This would represent an 11% growth over the total 2006 dividends of $3.33 per share. American Capital anticipates that its 2007 ordinary taxable income will exceed its dividends paid and it will elect to pay a 4% excise tax and retain its excess ordinary taxable income. The estimated remaining 2007 dividends per share are $0.92 and $0.96 per share for the third and fourth quarters of 2007, respectively.

2007 OTHER GUIDANCE

The following guidance assumes the economic and capital market environment throughout 2007 remains substantially the same as in 2006.

American Capital is forecasting 12% to 22% growth in net asset value per share (“NAV”) over its December 31, 2006 NAV per share of $29.42, to a value in the range of $32.90 to $35.90 per share by December 31, 2007 (a reduction from previous guidance). American Capital is forecasting that it will have between $15 billion and $21 billion of alternative assets under management by year end ($2 billion lower than previous guidance), of which $6 billion to $8 billion will be in funds managed by American Capital; the balance will be on American Capital’s balance sheet. In addition, American Capital is

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American Capital

May 1, 2007

forecasting $0.76 to $0.80 in net operating income (earnings less appreciation, depreciation, gains and loss (“NOI”)) per basic share in the second quarter of 2007.

FIRST QUARTER 2007 RESULTS

American Capital announced today its results for the first quarter of 2007. Earnings for the quarter decreased 17% to $134 million, compared to $162 million for the first quarter of 2006. On a basic per share basis for the quarter, earnings decreased 35% to $0.88 per basic share compared to $1.35 per basic share for the first quarter of 2006. Earnings were also $0.42 per basic share below American Capital’s forecasted range. For the quarter, net portfolio appreciation and realized gains totaled $16 million compared to $46 million for the first quarter of 2006.

Earnings less unrealized appreciation and depreciation (“Realized Earnings”) decreased 27% to $0.83 per basic share for the quarter compared to $1.14 per basic share for the first quarter of 2006. NOI decreased 3% to $0.75 per basic share from $0.77 per basic share for the first quarter of 2006. NOI was $0.03 per basic share below American Capital’s forecasted range.

In the first quarter of 2007, American Capital received $17 million of revenue related to its and its wholly-owned portfolio companies’ management of $2.9 billion of assets at European Capital, American Capital Equity I and American Capital CLO 2007-1. This is a 131% increase in revenues over the first quarter of 2006.

“The quarter was solid with portfolio companies continuing to perform well,” said Malon Wilkus, American Capital Chairman, President and CEO, “but several factors caused us to miss our NOI and earnings guidance. Our stock compensation expense increased from $0.08 per basic share in Q4 2006 to $0.12 per basic share in Q1 2007, which had not been in our forecast. This $0.04 per basic share increase was not due to the issuance of new grants but rather was driven by an increase in our estimated number of shares that will vest in 2007 pursuant to FAS 123R. In addition to the impact from the stock compensation expense, several forecasted buyouts were lost and other transactions shifted to Q2 representing approximately $0.03 per basic share. Finally, our unrealized appreciation came in below plan, which was primarily due to the reduction of $47 million of previously recognized appreciation on our investment in ASABiofuels, an ethanol company. Our $76 million investment in ASABiofuels continues to be an excellent investment and is currently valued at $128 million, $52 million over its cost. The main driver of our dividend and performance is our portfolio companies and they continue to perform extremely well.”

First quarter 2007 dividends were $0.89 per share, an 11% growth over the first quarter 2006 dividends of $0.80 per share. For the quarter, American Capital’s dividend payout ratio was 107% of Realized Earnings of $0.83 per basic share. Over the past year, the dividend payout ratio was 83% of Realized Earnings. American Capital’s NAV per share at March 31, 2007 was $30.36, a $5.06 or 20% growth over the March 31, 2006 NAV per share of $25.30.

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American Capital

May 1, 2007

“The market remains robust with plentiful opportunities,” said Ira Wagner, Chief Operating Officer. “We are currently reviewing nearly $40 billion of investment opportunities and we have $2.7 billion of investment opportunities under signed term-sheets or letters of intent. We continue to adhere to our investment discipline and as a result we are losing a higher percentage of our bids for buyouts which leads us to investing a higher percentage in debt investments. Our discipline is reflected in our static pool data that shows our investments are maturing very nicely. Our 32% returns generated on the equity investments made over the past five year’s static pools (28% return over the past ten years) place us in the top ranks of private equity investors while our total returns were far less volatile than the private equity industry over the past ten years. You can see the detail of our equity returns in the static pool charts below.”

In the first quarter of 2007, American Capital invested $1.1 billion of capital and received $0.6 billion of proceeds from realizations of portfolio investments. In addition, American Capital funds under management invested an additional $0.6 billion, for a total of $1.7 billion of investments in the first quarter of 2007. In the first quarter of 2007, American Capital had $20 million of net appreciation, depreciation, realized gains and losses comprised of net realized gains of $13 million and net appreciation of $7 million.

“Credit quality remains excellent,” said Chief Financial Officer John Erickson. “Defaults and non-performing loans remain at very low levels in our portfolio as well as in the overall commercial finance industry. During our first quarter valuation meetings we continued to see good performance in our portfolio companies and saw no signs that the residential mortgage market or foreclosures in the housing market was having an impact outside of the housing sector. We are also pleased to have rolled out our first managed CLO totaling $400 million. This is our third fund under management, an expansion of our alternative asset management strategy, which produced 7% of our revenue in the first quarter. We expect funds under management will total $6 to $8 billion by year end. Finally, it’s worth noting the consistency of the performance of our investments. We delivered a 22% earnings return on equity over the past twelve months and an 18% earnings return on equity over the past five years.”

The weighted average effective interest rate on American Capital’s total investments in debt securities as of March 31, 2007 was 12.2%. At March 31, 2007, loans totaling $208 million, with a fair value of $55 million, were on non-accrual. Delinquent and non-accruing loans to 16 portfolio companies totaled $219 million, or 4% of total loans at March 31, 2007, compared to $245 million, or 7% of total loans at March 31, 2006. The $55 million fair value of non-accrual loans represented 1% of total loans at fair value at March 31, 2007, compared to $55 million fair value of non-accrual loans representing 2% of total loans at fair value at March 31, 2006.

Since inception in September of 2005 through March 31, 2007, European Capital, managed by a wholly-owned consolidated subsidiary of American Capital, has invested in 45 portfolio companies totaling $2.1 billion. European Capital declared a dividend for the first quarter of 2007, of which American Capital received dividend income totaling $15 million from its $654 million equity investment at cost in European Capital, a 9% annualized dividend yield.

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American Capital

May 1, 2007

Since its August 1997 IPO through the first quarter of 2007, American Capital has earned a 16% compounded annual return, including interest, dividends, fees and net gains, on 186 realizations of senior debt, subordinated debt and equity investments, totaling $5.3 billion of invested capital. These realizations represent 36% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these realizations exceeded the total associated prior quarter valuation of the investments by 2%.

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

American Capital’s Board of Directors is responsible for determining the fair value of American Capital’s portfolio investments on a quarterly basis. In that regard, the board retained Houlihan Lokey Howard & Zukin Financial Advisors Inc. ("Houlihan Lokey") to assist it by having Houlihan Lokey regularly review a designated percentage of fair value determinations. Houlihan Lokey is a leading valuation firm in the U.S., engaged in approximately 1,000 valuation assignments per year for clients worldwide. Each quarter, Houlihan Lokey reviews American Capital’s determination of the fair value of its portfolio company investments that have been portfolio companies for at least one year and that have a fair value in excess of $25 million. In the first quarter of 2007, Houlihan Lokey reviewed valuations of 11 portfolio company investments having an aggregate $680 million in fair value as of the period end. Over the last four quarters, Houlihan Lokey has reviewed 86 portfolio companies totaling $4.9 billion in fair value as of their respective valuation dates. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the Audit and Compliance Committee of the Board of Directors.

For those portfolio company investments that Houlihan Lokey has reviewed during each applicable period, using the scope of review set forth by American Capital’s Board of Directors, the Board has made a fair value determination that is within the aggregate range of fair value for such investments as determined by Houlihan Lokey.

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Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2007, December 31, 2006 and March 31, 2006

(in millions)

	Q1 2007	Q4 2006	Q1 2007 Versus Q4 2006		Q1 2006	Q1 2007 Versus Q1 2006
			$	%		$	%
	(unaudited)				(unaudited)
Assets
Investments at fair value (cost of $8,350, $7,781 and $5,502 respectively)	$8,653	$8,076	$577	7%	$5,513	$3,140	57%
Cash and cash equivalents	153	77	76	99%	68	85	125%
Restricted cash	88	233	(145)	-62%	84	4	5%
Interest receivable	62	44	18	41%	35	27	77%
Other	171	179	(8)	-4%	100	71	71%

Total assets	$9,127	$8,609	$518	6%	$5,800	$3,327	57%

Liabilities and Shareholders’ Equity
Debt	$4,006	$3,926	$80	2%	$2,519	$1,487	59%
Derivative agreements	15	13	2	15%	5	10	200%
Accrued dividends payable	137	130	7	5%	96	41	43%
Other	188	198	(10)	-5%	59	129	219%

Total liabilities	4,346	4,267	79	2%	2,679	1,667	62%

Commitments and contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value,
5.0 shares authorized, 0 issued and outstanding	—	—	—	0%	—	—	0%
Common stock, $0.01 par value, 200.0 shares authorized,
161.7, 151.6 and 123.6 issued and
157.5, 147.6 and 123.4 outstanding, respectively	2	1	1	100%	1	1	100%
Capital in excess of par value	4,420	3,980	440	11%	3,100	1,320	43%
Notes receivable from sale of common stock	(7)	(7)	—	0%	(7)	—	0%
Undistributed net realized earnings	79	88	(9)	-10%	20	59	295%
Net unrealized appreciation of investments	287	280	7	3%	7	280	4000%

Total shareholders’ equity	4,781	4,342	439	10%	3,121	1,660	53%

Total liabilities and shareholders’ equity	$9,127	$8,609	$518	6%	$5,800	$3,327	57%

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2007 and 2006

(in millions, except per share data)

(unaudited)

	Q1 2007	Q1 2006	Q1 2007 Versus Q1 2006
			$	%
OPERATING INCOME:
Investing operating income (1)	$205	$136	$69	51%
Asset management and advisory operating income (2)	45	37	8	22%

Total operating income	250	173	77	45%

OPERATING EXPENSES:
Interest	62	36	26	72%
Salaries, benefits and stock-based compensation	51	23	28	122%
General and administrative	25	15	10	67%

Total operating expenses	138	74	64	86%

OPERATING INCOME BEFORE INCOME TAXES	112	99	13	13%

Benefit (provision) for income taxes	2	(6)	8	NM

NET OPERATING INCOME	114	93	21	23%

Net realized gain on investments
Portfolio company investments	10	43	(33)	-77%
Derivative agreements	3	1	2	200%

Total net realized gain	13	44	(31)	-70%

REALIZED EARNINGS	127	137	(10)	-7%

Net unrealized appreciation (depreciation) of investments
Portfolio company investments	6	3	3	100%
Unrealized gain on exchange rate	8	—	8	100%
Derivative agreements	(7)	21	(28)	NM

Total net unrealized appreciation	7	24	(17)	-71%

INCREASE IN NET ASSETS RESULTING FROM OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	134	161	(27)	-17%
Cumulative effect of accounting change, net of tax	—	1	(1)	-100%

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS (“EARNINGS”)	$134	$162	$(28)	-17%

NET OPERATING INCOME PER COMMON SHARE*:
Basic	$0.75	$0.77	$(0.02)	-3%
Diluted	$0.73	$0.77	$(0.04)	-5%
REALIZED EARNINGS PER COMMON SHARE*:
Basic	$0.83	$1.14	$(0.31)	-27%
Diluted	$0.81	$1.13	$(0.32)	-28%
EARNINGS PER COMMON SHARE*:
Basic	$0.88	$1.35	$(0.47)	-35%
Diluted	$0.86	$1.34	$(0.48)	-36%
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	152.7	119.9	32.8	27%
Diluted	156.1	121.1	35.0	29%
DIVIDENDS DECLARED PER COMMON SHARE	$0.89	$0.80	$0.09	11%

NM = Not meaningful.

*	May not recalculate due to rounding.

(1)	The investing operating income consists of interest, dividends, prepayment fees and other fee income.
(2)	The asset management and advisory operating income consists primarily of asset management fees and reimbursements, dividends from portfolio company fund managers, transaction structuring fees, equity and loan financing fees, portfolio company management and administrative fees and other fee income.

AMERICAN CAPITAL STRATEGIES, LTD.

OTHER FINANCIAL INFORMATION

Three Months Ended March 31, 2007, December 31, 2006 and March 31, 2006

(dollars in millions, except per share data)

(unaudited)

	Q1 2007	Q4 2006	Q1 2007 Versus Q4 2006		Q1 2006	Q1 2007 Versus Q1 2006
			$	%		$	%
Assets Under Management:
American Capital Assets at Fair Value (2)	$7,879	$7,305	$574	8%	$5,234	2,645	51%
Externally Managed Assets at Fair Value (3)	2,874	2,494	380	15%	475	2,399	505%

Total	$10,753	$9,799	$954	10%	$5,709	$5,044	88%

Capital Resources Under Management:
American Capital Assets at Fair Value plus Available Capital Resources (2)	$8,841	$7,689	$1,152	15%	$6,107	2,734	45%
Externally Managed Assets at Fair Value plus Available Capital Resources (3)	3,198	2,898	300	10%	1,074	2,124	198%

Total	$12,039	$10,587	$1,452	14%	$7,181	$4,858	68%

New Investments:
Senior Debt	$460	$1,050	$(590)	-56%	$190	$270	142%
Subordinated Debt	230	196	34	17%	159	71	45%
Preferred Equity	215	146	69	47%	165	50	30%
Common Equity	25	43	(18)	-42%	53	(28)	-53%
Common Equity warrants	4	7	(3)	-43%	23	(19)	-83%
CMBS Investments	129	155	(26)	-17%	73	56	77%
CDO/CLO Investments	32	63	(31)	-49%	34	(2)	-6%

Total	$1,095	$1,660	$(565)	-34%	$697	$398	57%

American Capital Sponsored Buyouts	$459	$360	$99	28%	$405	$54	13%
Financing for Private Equity Buyouts	153	716	(563)	-79%	15	138	920%
Direct Investments	181	153	28	18%	12	169	1408%
CMBS Investments	129	155	(26)	-17%	73	56	77%
CDO/CLO Investments	32	63	(31)	-49%	34	(2)	-6%
Add-on Financing for Acquisitions	57	95	(38)	-40%	140	(83)	-59%
Add-on Financing for Recapitalizations	70	105	(35)	-33%	8	62	775%
Add-on Financing for Growth	4	—	4	100%	2	2	100%
Add-on Financing for Working Capital in Distressed Situations	2	5	(3)	-60%	8	(6)	-75%
Add-on Financing for Working Capital	8	8	—	0%	—	8	100%

Total	$1,095	$1,660	$(565)	-34%	$697	$398	57%

Realizations (1):
Scheduled Principal Amortization	$18	$15	$3	20%	$14	$4	29%
Senior Loan Syndications	424	266	158	59%	43	381	886%
Principal Prepayments	105	437	(332)	-76%	206	(101)	-49%
Payment of Accrued Payment-in-kind Interest and Dividends and Original Issue Discount	3	17	(14)	-82%	7	(4)	-57%
Sale of Equity Investments	20	746	(726)	-97%	99	(79)	-80%

Total	$570	$1,481	$(911)	-62%	$369	$201	54%

Appreciation, Depreciation, Gains and Losses:
Gross Realized Gains	$17	$116	$(99)	-85%	$59	$(42)	-71%
Gross Realized Losses	(7)	(48)	41	85%	(16)	9	56%

Portfolio Net Realized Gains	10	68	(58)	-85%	43	(33)	-77%
Taxes on Realized Gains	—	(17)	17	100%	—	—	0%
Net Realized Gains From Interest Rate Derivatives	3	4	(1)	-25%	1	2	200%

Net Realized Gains	13	55	(42)	-76%	44	(31)	-70%

Gross Unrealized Appreciation at 40, 52 and 29 Portfolio Companies	171	306	(135)	-44%	159	12	8%
Gross Unrealized Depreciation at 30, 32 and 22 Portfolio Companies	(162)	(114)	(48)	42%	(119)	(43)	-36%

Current Portfolio Net Unrealized Appreciation	9	192	(183)	-95%	40	(31)	-78%
Net Depreciation From the Recognition of Net Realized Gains	(3)	(64)	61	-95%	(37)	34	92%
Net Unrealized Appreciation for Foreign Currency Translation	8	18	(10)	-56%	—	8	100%
Interest Rate Derivatives, net	(7)	(2)	(5)	250%	21	(28)	NM

Net Unrealized Appreciation	7	144	(137)	-95%	24	(17)	-71%

Net Gains, Losses, Appreciation and Depreciation	$20	$199	$(179)	-90%	$68	$(48)	-71%

Other Financial Data:
Net Asset Value per Share	$30.36	$29.42	$0.94	3%	$25.30	$5.06	20%
Market Capitalization	$6,977	$6,829	$148	2%	$4,337	$2,640	61%
Total Enterprise Value	$10,830	$10,678	$152	1%	$6,789	$4,041	60%
Credit Quality:
Weighted Average Effective Interest Rate on Debt Investments	12.2%	12.3%			12.7%
Loans on Non-Accrual at Face	$208	$183	$25	14%	$177	$31	18%
Loans on Non-Accrual at Fair Value	$55	$54	$1	2%	$55	$—	0%
Past Due Loans at Face	$11	$12	$(1)	-8%	$68	$(57)	-84%
Past Due and Non-Accrual Loans at Face as a Percentage of Total Loans	4%	4%			7%
Past Due and Non-Accrual Loans at Fair Value as a Percentage of Total Loans	1%	1%			4%
Number of Portfolio Companies on Non-Accrual and Past Due	16	14			15
Debt to Equity Conversions at Face Value	$—	$—	$—	0%	$—
Return on Equity:
LTM Net Operating Income Return on Average Equity at Cost	11.6%	12.0%			13.4%
LTM Realized Earnings Return on Average Equity at Cost	15.3%	16.9%			16.4%
LTM Earnings Return on Average Equity	21.6%	24.6%			16.3%
Current Quarter Net Operating Income Return on Average Equity at Cost Annualized	10.6%	11.4%			12.3%
Current Period Realized Earnings Return on Average Equity at Cost	11.9%	17.0%			18.2%
Current Quarter Earnings Return on Average Equity Annualized	11.8%	29.9%			21.5%
Dividends:
Dividend Coverage (Realized Earnings per Basic Share/Dividend per Share) (4)	0.93x	1.32x			1.43x
Dividend Payout Ratio (Dividend per Share/Realized Earnings per Basic Share) (4)	1.07x	0.76x			0.70x
LTM Dividend Coverage (Realized Earnings per Basic Share/Dividend per Share) (4)	1.20x	1.33x			1.24x
LTM Dividend Payout Ratio (Dividend per Share/Realized Earnings per Basic Share) (4)	0.83x	0.75x			0.81x

NM = Not meaningful

(1)	Excludes Repayments of European Capital Limited Bridge Loans
(2)	Excludes American Capital’s investment in European Capital
(3)	Includes European Capital, American Capital Equity I and American Capital CLO 2007-1
(4)	The Company has elected to retain net long-term capital gains and pay a federal tax on behalf of its shareholders. The taxes paid by the Company are included in its Realized Earnings per Basic Share. For income tax purposes, the net long-term capital gains is treated as a deemed distribution to the Company’s shareholders, but is not included in the Dividends per Share.

	Static Pool										Pre- 1999 - 2007 Aggregate	2002 - 2007 Aggregate
Portfolio Statistics (1) ($ in millions, unaudited)	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	2007
Internal Rate of Return-All Investments(2)	10.6%	8.7%	8.2%	20.2%	9.8%	22.1%	18.4%	22.0%	24.7%	31.0%	16.5%	19.2%
Internal Rate of Return - Equity Investments Only(2)(10)	28.6%	(35.6)%	10.9%	49.2%	15.2%	30.1%	29.6%	35.3%	49.2%	56.9%	28.4%	31.7%
Original Investments and Commitments	$382	$380	$395	$370	$944	$1,370	$2,249	$3,375	$4,543	$625	$14,633	$13,106
Total Exits and Prepayments of Original Investments	$284	$263	$261	$268	$589	$927	$1,092	$946	$627	$42	$5,299	$4,223
Total Interest, Dividends and Fees Collected	$152	$141	$118	$145	$267	$312	$397	$404	$302	$14	$2,252	$1,696
Total Net Realized (Loss) Gain on Investments	$(32)	$(45)	$(37)	$43	$(10)	$137	$95	$33	$40	$—	$224	$295
Current Cost of Investments	$99	$61	$135	$84	$328	$407	$1,099	$2,322	$3,247	$566	$8,348	$7,969
Current Fair Value of Investments	$104	$43	$130	$45	$254	$433	$1,115	$2,599	$3,349	$566	$8,638	$8,316
Net Unrealized Appreciation/(Depreciation)	$5	$(18)	$(5)	$(39)	$(74)	$26	$16	$277	$102	$—	$290	$347
Non-Accruing Loans at Face	$—	$18	$—	$31	$54	$23	$5	$77	$—	$—	$208	$159
Non-Accruing Loans at Fair Value	$—	$8	$—	$5	$13	$8	$—	$21	$—	$—	$55	$42
Equity Interest at Fair Value(9)	$55	$10	$2	$17	$35	$172	$200	$1,457	$935	$162	$3,045	$2,961
Debt to EBITDA(3)(4)(5)	2.7	6.1	6.5	4.0	6.0	5.4	4.8	4.3	5.1	6.9	4.9	5.0
Interest Coverage(3)(5)	5.6	1.1	1.5	2.4	1.9	1.5	2.2	2.4	1.8	1.4	2.0	2.0
Debt Service Coverage(3)(5)	2.8	0.8	1.4	1.4	1.5	1.1	1.8	1.7	1.5	1.3	1.6	1.6
Average Age of Companies(5)	52 yrs	47 yrs	22 yrs	27 yrs	38 yrs	34 yrs	37 yrs	33 yrs	32 yrs	23 yrs	33 yrs	33 yrs
Ownership Percentage(9)	62%	65%	1%	58%	46%	57%	25%	51%	41%	13%	42%	42%
Average Sales(5)(6)	$167	$45	$172	$190	$67	$135	$100	$116	$162	$114	$133	$132
Average EBITDA(5)(7)	$10	$4	$53	$4	$11	$23	$24	$29	$24	$20	$25	$25
Average EBITDA Margin(5)	6.0%	8.9%	30.8%	2.1%	16.4%	17.0%	24.0%	25.0%	14.8%	17.5%	18.8%	18.9%
Total Sales(5)(6)	$488	$247	$318	$1,696	$420	$1,460	$2,566	$3,720	$6,420	$561	$17,896	$15,147
Total EBITDA(5)(7)	$34	$21	$79	$28	$54	$229	$555	$620	$1,030	$143	$2,793	$2,631
% of Senior Loans(5)(8)	41%	35%	63%	25%	69%	59%	60%	39%	50%	71%	52%	52%
% of Loans with Lien(5)(8)	48%	45%	75%	100%	99%	98%	88%	85%	88%	93%	88%	89%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities and interest rate derivative agreements are excluded.
(2)	Assumes investments are exited at current fair value.
(3)	These amounts do not include investments in which the Company owns only equity.
(4)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(5)	Excludes investments in commercial mortgage backed securities, collateralized debt obligations and European Capital Limited.
(6)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(7)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(8)	As a percentage of our total debt investments.
(9)	Excludes investments in commercial mortgage backed securities and collateralized debt obligations.
(10)	Excludes equity investments that are the result of conversions of debt and warrants received with the issuance of debt.

American Capital

May 1, 2007

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain net long-term capital gains and treat them as deemed distributions for tax purposes. The taxable income that is distributed as dividends is expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2006 dividends of $3.33 per share were a distribution of ordinary taxable income. The 2007 declared dividend to-date, totaling $1.80 per share, is anticipated to be a distribution of ordinary taxable income.

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 2% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the DRIP include:

A.G. Edwards

Citigroup-Smith Barney

Fidelity

Merrill Lynch

Morgan Keegan

RBC Dain Rauscher

UBS Financial

Wachovia Securities

Wedbush Morgan

A summary of American Capital’s dividend history and forecast follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Investor Relations Department at (301) 951-6122.

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American Capital

May 1, 2007

AMERICAN CAPITAL’S DIVIDEND HISTORY $24.24 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE
Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
Total 1997 to Q2 2007 Declared				$24.24

2007	$3.68	11%	Not Planned	$3.68	11%
Q4 Forecast	$0.96	9%
Q3 Forecast	$0.92	11%
Q2 Declared	$0.91	11%
Q1	$0.89	11%

2006	$3.33	9%	$0.00	$3.33	8%
Q4	$0.88	11%
Q3	$0.83	6%
Q2	$0.82	9%
Q1	$0.80	10%

2005	$3.05	7%	$0.03	$3.08	6%
Q4	$0.79	8%
Q3	$0.78	8%
Q2	$0.75	7%
Q1	$0.73	4%

2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

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American Capital May 1, 2007 Page 11
2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total Declared				$24.24

SHAREHOLDER CALL

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, May 2, 2007 at 11:00 am ET. The dial in number will be (877) 531-2988. International callers should dial +1 (612) 332-0718. Please advise the operator you are dialing in for the American Capital Shareholder Call. Shareholder presentations, webcasts and audio recordings can be found in the Investor Relations section of our website at www.ACAS.com.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL

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American Capital

May 1, 2007

The quarterly shareholder presentation includes a slide presentation to accompany the call that participants may download and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call.

DURING THE CALL:

VIEW STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL

During the Shareholder Call you may watch and listen to the webcast or listen to the Shareholder Call by phone and step through the slides at your own pace.

AFTER THE CALL:

LISTEN AND VIEW AUDIO SLIDE PRESENTATION AFTER THE CALL

The audio of the Shareholder Call combined with the slide presentation will be made available after the call on May 2 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, May 2 until 11:59 pm Friday, May 18. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1 (320) 365-3844. The access code for both domestic and international callers is 869953.

For further information or questions, please do not hesitate to call our Investor Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

American Capital is a leading U.S. publicly traded alternative asset manager with approximately $11 billion in assets under management. American Capital, both directly and through its global asset management business, is an investor in management and employee buyouts, private equity buyouts, and early stage and mature private and public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions, recapitalizations and securitizations. American Capital and its affiliates invest from $5 million to $800 million per company in North America and €5 million to €400 million per company in Europe.

As of March 31, 2007, American Capital shareholders have enjoyed a total return of 592% since the Company’s IPO—an annualized return of 22.3%, assuming reinvestment of dividends. American Capital has paid a total of $1.6 billion in dividends and paid or declared $24.24 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit www.AmericanCapital.com or www.EuropeanCapital.com.

Persons considering an investment in American Capital should consider the investment

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American Capital

May 1, 2007

objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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